Exhibit 10.1

Corporate Headquarters 500 West Madison, Suite 2200 Chicago, Illinois 60661 USA www.ssaglobal.com	T +1-312-258-6000 F +1-312-474-7500

GENERAL RELEASE AND ADDITIONAL TERMS

This General Release and Additional Terms (“General Release”) is made as of this 15th day of February, 2006, by and between SSA Global Technologies, Inc. (“Company”) and Ross Garrity (“You”).

In consideration of the severance benefits and other provisions described in the attached Memorandum of Understanding dated as of the same date as this General Release (“Memorandum”), You agree to the terms of this General Release.

You understand and agree that this General Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which You ever had or may now have against the Company, its predecessors successors or assigns, and their respective officers, directors, agents and employees, including, but not limited to, claims based upon wrongful or tortious termination, public policy or related matters, implied or express employment contracts and/or estoppel; allegations of discrimination and/or retaliation under Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1866, The Rehabilitation Act of 1973, The Civil Rights Acts of 1991, The Illinois Human Rights Act, The Family Medical Leave Act, The Age Discrimination In Employment Act, The Older Workers Benefit Protection Act, The Employee Retirement Income Security Act and any other federal, state, or local statute or regulation regarding discrimination in employment or termination of employment; any claims or allegations brought under The Fair Labor Standards Act, The Illinois Wage Payment and Collection Act, The Illinois Unemployment Insurance Act, and any other federal or state statute or regulation for non-payment of wages, bonuses, commissions or other compensation; and for libel, slander, breach of contract, breach of implied covenant of good faith and fair dealing, assault, battery, intentional infliction of emotional distress, tort or any other theory under the common law of any state.  This General Release, however, shall not preclude claims against Company for violation of the obligations or duties which arise out of this General Release or which otherwise arise among the parties after the date hereof.

The Company, on behalf of itself and its successors and assigns, releases You from any and all claims it may have against You as of the date of this General Release, whether known or unknown, anticipated or unanticipated; provided, however, this Paragraph does not apply to or adversely affect any claims the Company  may have against You which allege or involve the following: (i) gross negligence or willful misconduct by you in your duties towards the Company, its subsidiaries, and affiliates; (ii) a willful misconduct by You in your duties towards the Company, its subsidiaries and affiliates, in connection with a matter is which You have a material conflict of interest; (iii) a violation of criminal law, unless You have reasonable cause to believe that your conduct was lawful or no reasonable cause to believe that your conduct was unlawful; or (iv) obligations owed by You to the Company pursuant to this

General Release.  Nothing in this Paragraph shall be construed by You of any liability to the Company or of any wrongdoing under federal, state or local law.

The Company shall indemnify, defend and hold and save You harmless from any and all actions and causes of actions, claims, demands, liabilities, losses, damages and expenses, of whatsoever kind and nature, including judgments, interest, and attorney’s fees and all other reasonable costs, expenses, and charges which you shall or may at any time, of from time to time, subsequent to the date of this General Release, sustain or incur, or become subject to by reason of any claim or claims against You for actions taken during your employment with the Company within the scope of your employment, except for any actions that are the result of any gross negligence or willful misconduct by You in your duties towards the Company, its subsidiaries and affiliates.  You shall promptly notify Company and its General Counsel of adverse claims or threatened or actual lawsuits.  In consideration of the terms hereof, to the extent as may be deemed necessary by the Company from time to time, You shall provide reasonable cooperation to the Company, its attorneys and agents to the extent possible.

The Company agrees that it will remove You as an officer, director and/or agent from any and all Company related entities, including any required filings with applicable authorities.  If required from time to time, You shall provide reasonable cooperation to the Company, its attorneys and agents to the extent possible.

By executing this General Release, You agree that all Company property in your possession or control has been or will be turned in to the Company prior to receiving any severance benefits under the Memorandum.  Such property shall include, without limitation, all office equipment, keys, computer software or hardware, documents, internal memoranda and records of any nature, together with all copies thereof, which relate in any way to the Company’s business or operation.

You further acknowledge that, in the course of your employment with the Company, You have come to know or have access to certain information which is proprietary to the Company, including, but not limited to, confidential personnel information, tenant information, financial information and projects, computer software and databases, information concerning pending or potential transactions, marketing techniques and strategies, and other confidential information of the Company or unrelated parties with whom the Company conducts business (collectively “Confidential Information”).  As consideration for the severance benefits set forth in the Memorandum, You agree to abide by any confidentiality undertaking which You may have entered into with the Company (including, without limitation, any non-solicitation and/or non-compete provision that may be made a part of any such undertaking), not to disclose any Confidential Information to anyone, and not to use Confidential Information for any personal or business purpose.

It is further understood and agreed that the remedy at law for breach of the Memorandum and/or this General Release shall be inadequate, and the Company shall be entitled to injunctive relief.

It is also understood and agreed that no promises or representations have been made by the Company respecting the subject matter hereof other than those expressly set forth herein and in the Memorandum.  The Memorandum and this General Release constitute the entire agreement between the parties, and supersede all prior agreements, promises, representations and understandings, written or oral, between the parties respecting the subject matter hereof.  The parties agree that in the event that any provision herein or the memorandum is determined by a court of competent jurisdiction to be illegal or invalid, such provisions will be severed to the extent necessary to render the remaining provisions of the Memorandum and this General Release enforceable.  Further, any modifications or amendments may be made only based on a written agreement between the parties.

It is further understood that You agree to maintain the confidentiality of the terms of the Memorandum and this General Release, including nondisclosure of the Memorandum and this General Release or the terms therein, to any former, current, or future employees of the Company, it being understood that this provision shall not preclude You from discussing the contents of the Memorandum and/or this General Release with any spouse, attorney or any tax advisor, except that they are to be advised of the confidentiality requirements herein.

You are entitled to consider this offer for at least twenty-one (21) days prior to executing it and that in the event that You have executed the Memorandum and this General Release within fewer than the twenty-one (21) days of the date of its delivery to You, You acknowledge that your decision to do so was entirely voluntary and that You had the opportunity to consider the Memorandum and this General Release for the entire twenty-one (21) day period.  We also want to advise You of your right to consult with legal counsel prior to executing a copy of this General Release.

You are allowed to revoke this General Release within seven (7) days of the date of your execution of it.

This General Release shall not be effective until the seven-day revocation period has expired.

You may revoke this General Release within the seven-day revocation period by giving written notice to:

SSA Global Technologies, Inc.

Attention: Office of General Counsel

500 West Madison Avenue, Suite 2200

Chicago, Illinois 60661

Finally, this is to expressly acknowledge:

•                  You have received the Memorandum and this General Release.

•                  You have been given a minimum of twenty-one (21) days in which to review the Memorandum and this General Release, and the Memorandum and this General Release will be binding and enforceable unless revoked within seven (7) days after signing these documents.

•                  You affirm that no other promises or agreements of any kind have been made to or with You by any person or entity whatsoever to cause You to sign the Memorandum and this General Release, and that You fully understand the meaning and intent of the Memorandum and this General Release.

•                  You state and represent that You have been advised in writing of your right to consult with an attorney prior to agreeing to execute the Memorandum and this General Release.  You further state and represent that You have carefully read the memorandum and this General Release, understand the contents herein, and freely and voluntarily assent to all of the terms and conditions and sign your name of your own free act.

•                  You understand You have valid and binding obligations to the Company under the Patent and Confidential Information Agreement or any similar agreement that You previously executed with the Company.

•                  You understand and agree that the compensation and benefits described in the Memorandum may offer You consideration greater than that to which You would otherwise be entitled.

•                  You understand that You are waiving all known and unknown claims that You may have to date.

•                  You understand that You are not waiving any claims or rights that may arise after the date You execute this General Release.

THE COMPANY’S OFFER UNDER THIS GENERAL RELEASE EXPIRES ON THE 22nd DAY AFTER YOUR RECEIPT OF THIS GENERAL RELEASE.  IF THE COMPANY DOES NOT RECEIVE YOUR COUNTER-SIGNED SIGNATURE ON THE MEMORANDUM AND GENERAL RELEASE ON OR BEFORE THE 22nd DAY AFTER YOUR RECEIPT OF THIS RELEASE, THIS OFFER IS NULL AND VOID.  NOTHING IN THIS PARAGRAPH AFFECTS YOUR REVOCATION RIGHTS DESCRIBED ABOVE.

THIS DOCUMENT INCLUDES A RELEASE BY YOU OF CERTAIN RIGHTS.  YOU SHOULD CONSULT YOUR ATTORNEY PRIOR TO SIGNING THIS RELEASE.

ACCEPTED AND AGREED:

Ross D. Garrity
Name

/s/ Ross D. Garrity
Signature

2/15/06
Date

Corporate Headquarters 500 West Madison, Suite 2200 Chicago, Illinois 60661 USA www.ssaglobal.com	T +1-312-258-6000 F +1-312-474-7500

Memorandum of Understanding

To:	Ross Garrity
From:	SSA Global Technologies, Inc.
cc:	Mike Greenough, Kirk Isaacson
Date:	February 14, 2006
Re:	Termination of Employment

Pursuant to discussions between your person and Mike Greenough, it is agreed that your termination of employment at SSA Global Technologies, Inc. will include the following:

1.  Termination Date:  Your termination date of employment will be the close of business, Friday, February 17, 2006 (“Termination Date”).

2.  Compensation:  Your current compensation will be paid through your Termination Date.  For the avoidance of doubt, You will also be paid, in the ordinary course of SSA Global’s business, for any bonus amount earned but not yet paid with respect to SSA Global’s second quarter ending on January 31, 2006.  In addition, You will also receive “pay in lieu of any unused vacation days,” to be calculated in accordance with SSA Global’s policies and procedures.

3.  Severance:

Your severance entitlement and related amounts will be determined pursuant to the terms and conditions of the Employment Agreement as previously entered into between You and SSA Global, dated February 24, 2005 (“Agreement”), subject to adjustment in accordance with the following:

(a)  The severance payment will be calculated by SSA Global on a monthly, quarterly and annual basis, as applicable, and will be paid to you, subject to subparagraph (c), below, in the ordinary course of SSA Global’s payroll practices.

(b)  It is agreed that no later than ninety (90) days after the Termination Date, You and SSA Global will reach of “true up” with respect to the total of severance payments made to you plus the pre-tax gain realized by You via your exercise of vested stock options during such ninety (90) day period.  To the extent that:

(i)                                     The pre-tax gain realized by You via your exercise and sale of vested stock options exceeds the sum of $1,000,000, it is agreed that: (1) You will retain the full benefit of all such proceeds; and (2) You will immediately remit to SSA Global a sum equal to the total amount of severance payments made by SSA Global to You pursuant to the Agreement.  In such event, it is further agreed that SSA Global will have no further obligation to remit to You any further severance payment(s).

(ii)                                  The combined total is less than the sum of $1,000,000, SSA Global will continue to pay to You severance payments in accordance with the terms of the Agreement, it being expressly understood and agreed that the maximum severance entitlement to be paid by SSA Global shall not exceed, nor be less than, an amount equal to the difference of $1,000,000 less the pre-tax gain realized by You via your exercise and sale of vested stock options.

4.  Treatment of Stock Options/ Lock-Up/Insider Trading:  You agree, that the vesting and exercise of any stock options awarded to You together with the related rights and the terms and conditions governing the exercise of such rights (including any subsequent trading in SSA Global stock) shall (a) be determined in accordance with SSA Global’s 2003 Equity Incentive Plan and your 2003 Equity Incentive Plan Stock Option Agreements, with grant dates of May 26, 2005 and July 12, 2005 respectively, and (b) be subject to the terms, conditions and related limitations set forth in SSA Global’s Insider Trading Policy.  For the avoidance of doubt, it is agreed that:

(a)  Your termination of employment at SSA Global is “without cause”, thereby entitling You with such vesting and exercise rights as set forth in Paragraph 4(b) of your 2003 Equity Incentive Plan Stock Option Agreement; and

(b)  Pursuant to Paragraph 4(b) of your 2003 Equity Incentive Plan Option Agreement, any unvested portion of your options held by You become immediately vested and exercisable and may be exercised within ninety (90) days after your Termination Date.  After such ninety (90) day period, any unexercised options expire and may no longer be acted upon.

(c)  Pursuant to SSA Global’s Insider Trading Policy, You are precluded, now and in the future, from trading in any shares of SSA Global stock if such trade is based on inside information gained by you as a result of your employment at SSA Global and which is not generally publicly available at the time of such trade.  For the avoidance of doubt, You also agree not to undertake any trade in SSA Global stock, including, without limitation, the buy and sell of any stock option, during SSA Global’s black-out period, which period began ten business (10) days before the end of SSA Global’s second fiscal quarter and continues until the beginning of the third business day after announcement by SSA Global of its quarterly results.

You further agree that any exercise of vested stock options will be conducted by you in a reasonable manner via SSA Global’s trade representative, CSFB.  You also agree that it is your intent to exercise and sell all vested stock options within a period of ninety (90) days from your Termination Date.

By signing where indicated below, You agree that this Memorandum together with the terms set forth in the related General Release and General Terms Agreement contain the entire understanding between the parties relating to your termination of employment.

Regards,

/s/ Kirk Isaacson
Kirk Isaacson
Executive Vice President & General Counsel

Agreed to By:

/s/ Ross Garrity
	Ross Garrity /	Date 2/15/06